EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-60151, Post-Effective Amendment No. 1 to Registration Statement No. 333-82035, Post- Effective Amendment No. 2 to Registration Statement No. 333-04505, and Post-Effective Amendment No. 5 to Registration Statement No. 33-84578 of AK Steel Holding Corporation on Forms S-8 of our reports dated March 4, 2005, relating to the consolidated financial statements and financial statement schedule of AK Steel Holding Corporation and management’s Annual Report on Form 10-K of AK Steel Holding Corporation for the year ended December 31, 2004.

DELOITTE & TOUCHE

Cincinnati, Ohio

March 4, 2005